3Q FY2022 Shareholder Letter

May 10, 2022

Dear Shareholders,

Turnarounds are hard work. It’s intellectually challenging, emotionally draining, physically exhausting, and all consuming. It’s a full-contact sport. That’s why I want to begin this Shareholder Letter with a shout out and sincere thank you to the employees of Peloton who are working hard to make this company successful. I also want to thank our 7 million Members whose passion for Peloton gives meaning and purpose to our work.

Turnarounds also are incredibly stimulating and engaging, the decisions never more consequential, the urgency ever present, the teamwork never more central to the mission.

That’s why I joined team Peloton, all these attributes plus its iconic brand, category leadership, fast growth, recurring revenue model, and for me, highly aligned corporate values and mission.

Ten years ago the launch of the original Peloton Bike introduced the world to the power of connected fitness. Peloton’s growth exploded during Covid when our subscribers grew from 700 thousand to nearly 3 million. Today Peloton is one of the country’s most admired brands, ranking second behind Apple and ahead of Spotify in the Prophet Brand Relevance index published in February 2022. Our users are highly engaged, and our subscriber churn rate is less than 1%, which is the best I’ve seen. The challenge and the opportunity today is to sustain and extend this success. We’ve already solved the hardest problem which is finding product/market fit. That begs the question, what’s next?

My goal for Peloton is to become a global connected fitness platform with 100 million Members. That’s equivalent to roughly half the world’s global gym memberships. It’s a long, long way from where we sit today. But we sit at the epicenter of technology enabled fitness, a long-term secular growth trend. Who doesn’t want to live a healthier, happier, longer life? We will share more about how we plan to participate in that growth in the months and years ahead.

In my experience, companies that don’t know where they’re going generally get there (that's not a typo). I’m determined not to be one of those companies. Connected fitness is a strategic choice. Strategy is always about choice, what to invest in and what not to. You won’t see us investing in or owning something that doesn’t serve our connected fitness strategy.

I’ve been in the CEO role of Peloton since February 9. During those three months I’ve focused on: 1. stabilizing the cash flow 2. getting the right people in the right roles and 3. growing again. We’re making progress on all three priorities.

Stabilizing the cash flow has been an exercise in balance sheet and P&L management.

The balance sheet challenge has been managing inventory. We have too much for the current run rate of the business, and that inventory has consumed an enormous amount of cash, more than we expected, which has caused us to rethink our capital structure (more on this in a moment). Fortunately, the obsolescence risk is negligible, and we believe the inventory will sell eventually, so this is primarily a cash flow timing issue, not a structural issue.

The other piece of good news is that Andy Rendich, our new head of supply chain, has the skills to manage our supply chain issues and, with the help of new Peloton BOD member Angel Mendez, is making great strides in getting this aspect of our business under control.

There likely will be other talent additions across the org in the coming months, particularly as we shift our focus from being hardware to software centric. Talent density is job one if we expect to perform at a high level, and we do. Building on our existing strengths is the goal, but, to be clear, I believe there is a solid foundation of talent at Peloton to build on.

Some of the challenges we face are systems related (there is substantial tech debt, not uncommon among successful fast-growing businesses) which tax our productivity and speed of decision making, as well as our speed of execution. And some of the challenges have resulted from poor execution, like last quarter’s increased use of 3PL partners for last mile distribution. The strategy wasn’t flawed, but our execution was. Better systems. Better decision making. Better execution. We’re working on it.

With respect to the P&L, we announced several cost reduction initiatives last quarter. The goal, then and now, is for the business to generate positive cash flow by realigning spending and revenue, resulting in at least $800 million in annual run-rate savings by FY24. This includes $500 million in operating expense savings and at least $300 million in lower Connected Fitness COGS. The program is a work-in-progress. Through initiatives already in place, we expect to achieve $165 million operating expense reductions in 2HFY22, and approximately $450 million in savings for FY23. In Connected Fitness COGS, we expect our actions will yield $30 - $35 million savings in 2HFY22 and $100 million in savings for FY23.

We’re making steady progress on our first two priorities (cash flow and talent density). What about growth? In the months ahead you’ll see us evolve our go-to-market strategy to grow faster. One new initiative includes broadening our distribution to third party retailers. Another involves rethinking the value proposition of our digital app to drive significantly more top of marketing funnel growth. A third initiative involves expanding our international markets. And fourth, we continue to test and broaden the roll out of Fitness-as-a-Service ("FaaS"). FaaS is a rental program that combines the cost of connected fitness hardware and our All-Access subscription service into one low monthly fee. We’ve tested different price points in order to understand the interplay of consumer demand and ROI, which is a function of variables like CAC, churn, return rates, and buy out rates. To date we’ve seen steady increases in growth (on the order of 90%+ uplift currently) compared to our control markets, and we are broadening the size of our test markets as we continue testing different consumer offers.

The recent price changes (implemented April 14) also look promising, and may deliver roughly $40 million of incremental revenue monthly. Here’s the math. The price cuts on hardware have increased our daily unit sales by 69% and increased our revenue by more than $25 million per month. And the price increase on our All-Access monthly subscription, which isn’t effective until June 1, has so far driven only a modest increase in churn. That’s a roughly $14 million increase in revenue monthly if churn remains near current levels. These are important incremental steps towards rightsizing our P&L and are additive to the $800 million in cost savings discussed above.

I want to spend a minute talking about the framework we’re using to manage our marketing spending. In the past you’ve heard us speak about our net CAC framework, which effectively pegged the amount we were spending on subscriber acquisition cost (CAC) to our hardware unit gross profit. Looking ahead, as we play for scale, we’re changing our focus to customer lifetime value (LTV), which is the net present value of the gross profit per subscriber over the expected life of the subscriber. We’re doing this because we maximize profit when marginal cost equals marginal revenue, or in our case when marginal CAC equals our marginal LTV. And although we initially lose money on each new subscriber when they walk in the door because of the cost to acquire them (same as Netflix and Spotify), each new subscriber increases our enterprise value provided their LTV exceeds their CAC. So expect us to lean into growing our base of recurring revenue.

And while we’re on the subject of LTV, I would also like to point out that you should expect us to continue to explore the dynamic relationship between CAC, churn, and gross margin as we try to unlock faster growth by driving a virtuous cycle of investment in a better user experience, which lowers gross margin, but also drives lower CAC with a higher mix of organic growth, faster growth, and higher LTV.

We finished the quarter with $879 million in unrestricted cash and cash equivalents, which leaves us thinly capitalized for a business of our scale. Earlier this week we took steps to strengthen our balance sheet by signing a binding commitment letter with JP Morgan and Goldman Sachs to borrow $750 million in 5-year term debt. I want to thank everyone involved for their hard work in completing this important financing and look forward to reporting on our progress in reshaping Peloton’s business in the quarters ahead. As we begin to sell down our excess inventory, the current cash flow headwind should become a tailwind in FY23. Our goal is to restore the business to positive free cash flow in FY23.

Barry McCarthy
CEO & President

FY 2022 Q3 Operating Metrics and Financial Summary

				% Change
User Metrics	3Q FY'21	2Q FY'22	3Q FY'22	Y/Y	Q/Q
Members (in millions)	5.4	6.7	7.0	29%	5%
Ending Connected Fitness Subscriptions (in millions)	2.081	2.767	2.962	42%	7%
Net Connected Fitness Subscription Additions (in millions)	0.414	0.275	0.195	(53)%	(29)%
Total Platform Workouts (in millions)	171.1	139.2	184.3	8%	32%
Connected Fitness Quarterly Workouts (in millions)	149.5	123.2	164.6	10%	34%
Average Monthly Workouts per Connected Fitness Subscription	26.0	15.5	18.8	(28)%	21%
Average Net Monthly Connected Fitness Churn	0.31%	0.79%	0.75%	40 bps	0 bps
Ending Digital Subscriptions (in millions)	0.891	0.862	0.976	10%	13%

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$1,022.9	$796.4	$594.4	(42)%	(25)%
Subscription Revenue	$239.4	$337.5	$369.9	55%	10%
Total Revenue	$1,262.3	$1,133.9	$964.3	(24)%	(15)%

Connected Fitness Products Gross Profit	$290.4	$51.0	$(67.9)	(123)%	(233)%
Connected Fitness Products Gross Margin	28.4%	6.4%	(11.4)%	(3,980) bps	(1,780) bps

Subscription Gross Profit	$154.5	$229.3	$252.1	63%	10%
Subscription Gross Margin	64.6%	67.9%	68.1%	360 bps	20 bps
Subscription Contribution Margin (1)	68.4%	71.4%	71.7%	330 bps	30 bps

Total Gross Profit	$444.9	$280.2	$184.2	(59)%	(34)%
Total Gross Margin	35.2%	24.7%	19.1%	(1,610) bps	(560) bps

Total Operating Expenses	$458.6	$705.9	$920.0	101%	30%

Net Loss	$(8.6)	$(439.4)	$(757.1)	(8,704)%	(72)%
Adjusted EBITDA (1)	$63.2	$(266.5)	$(194.0)	(407)%	27%
Adjusted EBITDA Margin (1)	5.0%	(23.5)%	(20.1)%	(2,510) bps	340 bps

Net Cash Used in Operating Activities	$(151.2)	$(446.6)	$(670.1)	(343)%	(50)%
Free Cash Flow (1)	$(204.0)	$(546.7)	$(746.7)	(266)%	(37)%
______________________
(1) For a reconciliation of non-GAAP financial measures to their corresponding GAAP measures, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, many of the costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for the third quarter and year-to-date periods in the reconciliation tables at the end of this letter.

OPERATING METRICS
Connected Fitness Subscriptions
We ended the quarter with 2.96 million Connected Fitness subscriptions, representing 195 thousand net adds in the quarter and 42% year-over-year growth. Drivers of outperformance vs. our forecast included strong consumer response to our “Treat Yourself,

Treat Your Friends” promotion, shorter order-to-delivery windows, and secondary market subscription activations. Hardware sales mix came in as anticipated, with roughly half of our Tread unit sales going to existing Peloton All-Access Membership households.

Churn & Engagement
Average Net Monthly Connected Fitness Churn for the quarter was 0.75%. Average Monthly Workouts per Connected Fitness Subscription was 18.8 in the quarter, up 21% sequentially, down 28% vs. last year’s Covid-impacted result, and up 6% vs. Q3 FY20, which included a partial benefit from the Covid-related engagement surge.

Peloton Digital App
Digital app subscriptions ended the quarter at 976 thousand, up 114 thousand from Q2 and 10% year-over-year. As previously discussed, Q3 represents the strongest seasonal quarter for app sign-ups. In the quarter, app performance also benefited from growing marketplace interest in our Peloton Corporate Wellness offering. The unaided brand awareness for our digital app in the US remains quite low at 4%, not surprising since we’re still known primarily as a stationary bike company. The app has never been a focal point of our marketing campaigns or growth strategy. We are in the process of rethinking how we go-to-market in order to accelerate its growth. This will require some reinvention on our part. The digital app needs to become the tip of the spear, so to speak, if we’re going to reach 100 million Members.

Product Highlights
In February, we launched Lanebreak, our first gamified workout experience for Bike and Bike+. Lanebreak delivers high-energy workouts in an immersive, virtual world. Each level features a unique gaming experience with distinct playlists. To date, over half a million members have taken a Lanebreak class, and we anticipate leaning more into gaming content in response to the success of Lanebreak. In March, we launched an Apple Watch integration for workouts on Bike, Bike+, Tread, and app, providing Members with another option to monitor their heart rate and fitness progression with Peloton’s Strive Score. Additional software enhancements in the quarter included improved class searching and filtering as well as the introduction of the Pause feature to the Tread. And finally, on April 5, we soft-launched our new Peloton Guide, our first connected fitness product specifically designed for strength training.

FINANCIAL RESULTS
Revenue
Total revenue for the quarter was $964.3 million, vs. $1,262.3 million in Covid-impacted Q3 FY21.

Connected Fitness revenue, which includes the contribution from Precor, was $594.4 million, down 42% vs. Q3 last year. The primary driver of the year-over-year revenue decline was a reduction in consumer demand exiting the pandemic’s peak, partially offset by the contribution of Tread sales. Connected Fitness revenue was also negatively impacted by higher than anticipated Tread+ returns totaling $18 million related to our May 2021 product recall.

In contrast to the decline in Connected Fitness revenue, Subscription revenue of $369.9 million grew by 55% year-over-year, and represented 38.4% of total company revenues vs. 19.0% in the year ago quarter. This mix shift to high margin Subscription revenue is a long term trend in the business we are taking steps to accelerate with our hardware price changes and FaaS strategy.

Gross Profit and Margin
Gross profit in Q3 was $184.2 million and 19.1% of revenue, representing a 59% year-over-year decline. Compared to the year ago period, our Connected Fitness gross margin was pressured by the August 2021 Peloton Bike price reduction, impact of accessory inventory write-down, higher logistics expenses per delivery, increased port and storage costs, and charges associated with the voluntary recall of our Tread+ product (approximately $19 million impact to gross profit in Q3).

Subscription gross profit was $252.1 million in Q3, representing 63% year-over-year growth. Subscription gross margin was 68.1%, up from 64.6% in the year ago period driven by continued leveraging of fixed costs.

Operating Expenses
Total operating expense was $920.0 million, and grew 101% year-over-year, representing 95.4% of total revenue versus the prior year period of 36.3%. The current quarter operating expense included $158.5 million in restructuring expense, $181.9 million in goodwill impairment, and $32.5 million in impairment expense and loss on disposals. Excluding these non-recurring items, operating expense grew 19% to $547.2 million, representing 56.7% of revenue.

Profitability
Net loss for Q3 was $(757.1) million, versus $(8.6) million in the year ago period. Adjusted EBITDA for the quarter was $(194.0) million, versus $63.2 million in the year ago period. The primary drivers of the year-over-year decline were lower revenue and Connected Fitness gross margins, as well as higher operating expenses.

Liquidity
Free cash flow (Net cash provided by (used in) operating activities less capital expenditures and internal-use software development costs) was $(746.7) million, a higher outflow than anticipated. Primary drivers of our underperformance were higher inventory payments, softer than anticipated demand (both Peloton and Precor) as well as higher detention & demurrage, shipping and logistics, and storage costs. We ended Q3 with $879.3 million in cash and cash equivalents. We also have a $500 million revolving credit facility, which remains undrawn to date. Third quarter operating cash flow was $(670.1) million. Capital expenditures and internal-use software development costs were $76.6 million in Q3, the majority of which were related to construction of Peloton Output Park in Troy Township, Ohio which we expect to recoup later this calendar year upon sale of that facility.

FY 2022 Q4 OUTLOOK

			4Q FY'22 Range		% Change (Midpoint)
User Metrics (in millions)	4Q FY'21	3Q FY'22	Low	High	Y/Y	Q/Q
Ending Connected Fitness Subscriptions	2.33	2.96	2.98	2.98	28%	1%

Financial Results (dollars in millions)
Total Revenue	$937	$964	$675	$700	(27)%	(29)%

Total Gross Margin	27%	19%	~31%	~31%	393 bps	1,163 bps

Adjusted EBITDA	$(45)	$(194)	$(120)	$(115)	(160)%	39%
Adjusted EBITDA Margin	(5)%	(20)%	(18)%	(16)%	(1,296) bps	355 bps

Our Q4 outlook reflects softer demand vs. our February forecast, partially offset by accelerated sales we’ve seen as a result of our recent hardware price reductions. Our Q4 ending CF subscriber forecast of approximately 2.98 million incorporates a modest negative impact from our Subscription pricing increase starting June 1. As anticipated, we have seen a small increase to cancellations due to the Connected Fitness subscription price increase announcement, but we expect the impact to moderate as we progress through FY23. We forecast total revenue of $675 million to $700 million in Q4.

We expect an overall gross margin of approximately 31% for Q4. CF margin in the quarter will be significantly impacted by recent pricing changes and continued headwinds in freight, storage, and logistics due to the reduction in our demand outlook. We expect headwinds in freight to largely abate in FY23 and storage costs to come down as we move through FY23, resulting in a positive CF margin profile next fiscal year. We continue to expect leveraging of fixed costs in our Subscription margin in Q4 and a small positive impact from the Subscription pricing change.

We expect Adjusted EBITDA of approximately $(120) million to $(115) million in Q4, largely reflecting lower pricing and demand and continued headwinds in freight and storage costs.

We expect FCF to be meaningfully better in Q4 vs. Q3.

Webcast
We will host a Q&A session at 8:30am ET on Tuesday, May 10th, 2022 to discuss our financial results. To participate in the live call, please dial 1 (866) 777 2509 (US / Canada) or 1 412 317 5413 (international). A live webcast of the call will be available at https://investor.onepeloton.com/investor-relations and will be archived on our site following the call.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the fourth quarter and fiscal year of our fiscal 2022; our execution and timing of and the expected benefits and cost savings from our restructuring initiative and cost saving measures; our supply chain management initiatives; details regarding and the timing of the launch of new products and services; the prices of our products and services in the future; our future operating results and financial position; our profitability; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to effectively manage our growth; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the benefits of our restructuring initiative and other cost saving measures; our ability to anticipate consumer preferences and successfully develop and introduce new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services or the way in which such products and services are offered; our ability to anticipate appropriate pricing levels for our Connected Fitness Products and subscriptions; demand for our products and services and growth of the connected fitness products industry; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the direct and indirect impacts to our business and financial performance from the COVID-19 pandemic; the effects of increased competition in our markets and our ability to compete effectively; our reliance on and our ability to partner with third parties such as music licensors, service providers, and suppliers; declines in sales of our Bike and Bike+; our reliance on and lack of control over third-party suppliers, contract manufacturers and logistics partners for our Connected Fitness Products; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and those risks and uncertainties described in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 2 and “Risk Factors” in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2021 and March 31, 2022, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31,	June 30,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$879.3	$1,134.8
Marketable securities	—	472.0
Accounts receivable, net	74.7	71.4
Inventories, net	1,410.0	937.1
Prepaid expenses and other current assets	207.3	202.8
Total current assets	2,571.3	2,818.1
Property and equipment, net	754.0	591.9
Intangible assets, net	218.2	247.9
Goodwill	41.2	210.1
Restricted cash	86.9	0.9
Operating lease right-of-use assets, net	703.7	580.1
Other assets	39.4	36.7
Total assets	$4,414.8	$4,485.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$716.8	$989.1
Customer deposits and deferred revenue	211.0	164.8
Operating lease liabilities, current	87.6	61.9
Other current liabilities	15.9	27.2
Total current liabilities	1,031.3	1,243.0
Convertible senior notes, net	855.3	829.8
Operating lease liabilities, non-current	736.0	620.4
Other non-current liabilities	39.3	38.3
Total liabilities	2,661.8	2,731.5
Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 307,006,294 and 270,855,356 shares issued and outstanding as of March 31, 2022 and June 30, 2021, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 30,103,216 and 29,291,774 shares issued and outstanding as of March 31, 2022 and June 30, 2021, respectively.	—	—
Additional paid-in capital	4,197.9	2,618.9
Accumulated other comprehensive income	10.4	18.2
Accumulated deficit	(2,455.3)	(883.0)
Total stockholders’ equity	1,753.0	1,754.1
Total liabilities and stockholders’ equity	$4,414.8	$4,485.6

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (unaudited)
(in millions, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenue:
Connected Fitness Products	$594.4	$1,022.9	$1,891.9	$2,494.4
Subscription	369.9	239.4	1,011.6	590.6
Total revenue	964.3	1,262.3	2,903.4	3,085.0
Cost of revenue:
Connected Fitness Products	662.3	732.5	1,848.1	1,659.5
Subscription	117.8	84.8	327.2	227.0
Total cost of revenue	780.1	817.4	2,175.3	1,886.6
Gross profit	184.2	444.9	728.2	1,198.4
Operating expenses:
Sales and marketing	227.7	208.2	860.8	500.3
General and administrative	242.3	180.6	731.3	430.3
Research and development	77.1	69.8	274.6	153.9
Goodwill impairment	181.9	—	181.9	—
Impairment expense and loss on disposals on long-lived assets	32.5	—	42.5	—
Restructuring expense	158.5	—	158.5	—
Total operating expenses	920.0	458.6	2,249.4	1,084.4
(Loss) income from operations	(735.8)	(13.7)	(1,521.2)	113.9
Other expense, net:
Interest expense	(9.1)	(4.9)	(26.5)	(5.7)
Interest income	0.2	1.6	1.1	6.7
Foreign exchange losses	(11.5)	(0.7)	(19.1)	(1.5)
Other income, net	1.2	—	0.7	—
Total other expense, net	(19.2)	(4.0)	(43.8)	(0.5)
(Loss) income before provision for income taxes	(755.0)	(17.7)	(1,565.0)	113.4
Income tax expense (benefit)	2.1	(9.1)	7.5	(10.8)
Net (loss) income	$(757.1)	$(8.6)	$(1,572.4)	$124.2
Net (loss) income attributable to Class A and Class B common stockholders	$(757.1)	$(8.6)	$(1,572.4)	$124.2
Net (loss) income per share attributable to common stockholders, basic	$(2.27)	$(0.03)	$(4.96)	$0.43
Net (loss) income per share attributable to common stockholders, diluted	$(2.27)	$(0.03)	$(4.96)	$0.36
Weighted-average Class A and Class B common shares outstanding, basic	333,864,579	295,646,824	317,245,844	292,276,299
Weighted-average Class A and Class B common shares outstanding, diluted	333,864,579	295,646,824	317,245,844	348,094,379
Other comprehensive (loss) income:
Net unrealized losses on marketable securities	$—	$(0.6)	$(0.4)	$(3.2)
Change in foreign currency translation adjustment	(5.6)	(2.0)	(3.5)	7.2
Derivative adjustments:
Net unrealized loss on hedging derivatives	(3.6)	—	(4.7)	—
Reclassification for derivative adjustments included in Net (loss) income	1.4	—	0.9	—
Total other comprehensive (loss) income	(7.9)	(2.6)	(7.8)	4.0
Comprehensive (loss) income	$(765.0)	$(11.2)	$(1,580.2)	$128.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(1,572.4)	$124.2
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	102.4	38.8
Stock-based compensation expense	241.9	108.8
Non-cash operating lease expense	66.8	44.4
Amortization of premium from marketable securities	3.4	7.4
Amortization of debt discount and issuance costs	25.5	4.6
Impairment expense and loss on disposals on long-lived assets	42.5	3.3
Goodwill impairment	181.9	—
Net foreign currency adjustments	19.1	—
Changes in operating assets and liabilities:
Accounts receivable	(3.6)	6.0
Inventories	(473.3)	(363.7)
Prepaid expenses and other current assets	(40.5)	(34.7)
Other assets	(6.6)	(13.7)
Accounts payable and accrued expenses	(260.4)	444.2
Customer deposits and deferred revenue	46.4	(2.0)
Operating lease liabilities, net	(49.1)	(9.8)
Other liabilities	(1.6)	1.5
Net cash (used in) provided by operating activities	(1,677.8)	359.3
Cash Flows from Investing Activities:
Purchases of marketable securities	—	(449.1)
Maturities of marketable securities	211.0	517.8
Sales of marketable securities	306.7	6.6
Purchases of property and equipment	(243.6)	(167.9)
Business combinations, net of cash acquired	(11.0)	(57.7)
Asset acquisitions, net of cash acquired	(16.0)	(78.1)
Internal-use software costs	(24.1)	(5.0)
Net cash provided by (used in) investing activities	223.0	(233.4)
Cash Flows from Financing Activities:
Proceeds from public offering, net of issuance costs	1,218.8	—
Proceeds from issuance of convertible notes, net of issuance costs	—	977.2
Purchase of capped calls	—	(81.3)
Proceeds from employee stock purchase plan withholdings	14.9	12.2
Proceeds from exercise of stock options	76.7	37.0
Taxes withheld and paid on employee stock awards	—	(53.9)
Principal repayments of finance leases	(1.3)	(0.7)
Net cash provided by financing activities	1,309.0	890.5
Effect of exchange rate changes	(23.6)	4.1
Net change in cash, cash equivalents, and restricted cash	(169.4)	1,020.4
Cash, cash equivalents, and restricted cash — Beginning of period	1,135.7	1,037.0
Cash, cash equivalents, and restricted cash — End of period	$966.2	$2,057.4

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1.0	$0.6
Cash paid for income taxes	$13.7	$2.9
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Property and equipment accrued but unpaid	$36.0	$42.4
Stock-based compensation capitalized for software development costs	$8.0	$3.1

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA Margin, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Adjusted EBITDA margin guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for depreciation and amortization expense, stock-based compensation expense, restructuring expense, goodwill impairment, impairment expense and loss on disposals, product recalls, litigation and settlement expenses and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA Margin are key performance measures that our management uses to assess our operating performance and the operating leverage in our business. Because Adjusted EBITDA and Adjusted EBITDA Margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes. We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business.

We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall costs; litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; and other adjustment items that arise outside the ordinary course of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.

The following table presents a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Nine Months Ended March 31,		Three Months Ended
	2022	2021	2022	2021	December 31, 2021	June 30, 2021
	(dollars in millions)
Net (loss) income	$(757.1)	$(8.6)	$(1,572.4)	$124.2	$(439.4)	$(313.2)
Adjusted to exclude the following:
Other expense, net	19.2	4.0	43.8	0.5	10.6	10.1
Income tax expense (benefit)	2.1	(9.1)	7.5	(10.8)	3.1	1.6
Depreciation and amortization expense	38.1	14.5	102.4	38.8	36.1	25.0
Stock-based compensation expense	72.3	41.7	197.1	108.8	71.9	85.2
Restructuring expense	158.5	—	158.5	—	—	—
Goodwill impairment	181.9	—	181.9	—	—	—
Impairment expense and loss on disposals	32.5	—	42.5	—	7.7	—
Product recalls (1)	21.4	—	49.0	—	14.7	100.0
Litigation and settlement expenses (2)	36.2	11.1	88.0	18.6	25.3	17.2
Transaction and integration costs (3)	1.0	6.3	5.0	9.7	0.9	19.2
Other adjustment items (4)	—	3.3	2.9	9.3	2.7	9.7
Adjusted EBITDA	$(194.0)	$63.2	$(694.2)	$299.1	$(266.5)	$(45.1)
Adjusted EBITDA Margin	(20.1)%	5.0%	(23.9)%	9.7%	(23.5)%	(4.8)%
______________________
(1) Represents adjustments and charges associated with the Tread and Tread+ product recall, as well as accrual adjustments. These include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $17.5 million and $36.3 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $2.0 million and $7.6 million, and operating expenses of $2.0 million and $5.0 million associated with recall-related hardware development costs, in each case for the three and nine months ended March 31, 2022, respectively. For the three months ended December 31, 2021, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $7.4 million, recorded costs in Connected Fitness Products cost of revenue associated with inventory write-downs and logistic costs of $5.2 million, and operating expenses of $2.1 million associated with recall-related hardware development costs. For the three months ended June 30, 2021, these include a reduction to Connected Fitness Products revenue for actual and estimated future returns of $81.1 million and recorded costs in Connected Fitness products cost of revenue associated with inventory write-downs, logistic costs, and repair costs of $15.7 million and operating expenses of $3.2 million associated with subscription wavers and recall-related hardware development.
(2) Includes litigation-related expenses for certain non-recurring patent infringement litigation, consumer arbitration, and product recalls for the three and nine months ended March 31, 2022, as well as the three months ended December 31, 2021 and June 30, 2021.
(3) Includes transaction and integration costs primarily associated with the acquisition and integration of Precor Fitness for the three and nine months ended March 31, 2022 and March 31, 2021, as well as the three months ended December 31, 2021 and June 30, 2021.
(4) Includes short-term non-cash purchase accounting adjustment amortization of $1.9 million for the nine months ended March 31, 2022. Includes incremental costs associated with COVID-19 of zero and $5.9 million, respectively, and asset impairment charges of $3.3 million for each of the three and nine months ended March 31, 2021. For the three months ended December 31, 2021, includes gains (losses) on disposal of fixed assets of $1.7 million and costs associated with restructuring plans of $1.0 million. For the three months ended June 30, 2021, includes short-term purchase accounting adjustments of $4.6 million, asset impairment charges of $1.1 million, and restructuring costs of $4.0 million.

Subscription Contribution and Subscription Contribution Margin
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and instructors. The fixed nature of those expenses should scale over time as we grow our Connected Fitness Subscription base.

We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

We define Subscription Contribution as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.

The following table presents a reconciliation of Subscription Contribution to subscription gross profit, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Nine Months Ended March 31,		Three Months Ended December 31,
	2022	2021	2022	2021	2021
	(dollars in millions)
Subscription Revenue	$369.9	$239.4	$1,011.6	$590.6	$337.5
Less: Cost of Subscription	117.8	84.8	327.2	227.0	108.3
Subscription Gross Profit	$252.1	$154.5	$684.4	$363.6	$229.3
Subscription Gross Margin	68.1%	64.6%	67.7%	61.6%	67.9%
Add back:
Depreciation and amortization expense	$6.8	$4.9	$18.7	$13.9	$6.4
Stock-based compensation expense	6.3	4.3	15.0	13.9	5.1
Subscription Contribution	$265.2	$163.7	$718.1	$391.3	$240.9
Subscription Contribution Margin	71.7%	68.4%	71.0%	66.3%	71.4%

Free Cash Flow

We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended March 31,		Nine Months Ended March 31,		Three Months Ended December 31,
	2022	2021	2022	2021	2021
	(in millions)
Net cash (used in) provided by operating activities	$(670.1)	$(151.2)	$(1,677.8)	$359.3	$(446.6)
Purchases of property and equipment	(65.2)	(48.5)	(243.6)	(167.9)	(91.2)
Internal-use software costs	(11.4)	(4.2)	(24.1)	(5.0)	(8.8)
Free Cash Flow	$(746.7)	$(204.0)	$(1,945.5)	$186.4	$(546.7)